EXHIBIT 21.1

NORTHWEST PIPE COMPANY

SUBSIDIARIES OF THE REGISTRANT

As of December 31, 2019

Permalok Corporation, Missouri

Thompson Tank Holdings, Inc., Oregon

NWPC, LLC, Delaware

WTG Holding U.S., Inc., California

Bolenco Corporation, California

NWPC de SLRC, S de RL de CV, Mexico

NWPC de Mexico, S de RL de CV, Mexico

Rio Co., S de RL de CV, Mexico

Corporacion Californiana de Tuberias APS, S de RL de CV, Mexico